UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) August 5, 2013 (July 31, 2013)
Seven Seas Cruises S. DE R.L.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama	333-178244	75-3262685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8300 NW 33rd Street, Suite 100 Miami, FL 33122
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (305) 514-2300
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2013, Explorer New Build LLC (the “Borrower”), a Delaware limited liability company and a wholly-owned subsidiary of Seven Seas Cruises S. DE R.L. (the “Company”), entered into a loan agreement (the “Loan Agreement”) providing for borrowings of up to $440 million with a syndicate of financial institutions, including Credit Agricole Corporate and Investment Bank, Societe Generale, HSBC Bank Plc and KFW IPEX Bank GmbH, as joint mandated lead arrangers. The Company and Prestige Cruise Holdings Inc., a Panamanian sociedad anonima and a parent company of the Company, provided guarantees of the obligations under the Loan Agreement.

Borrowings under the Loan Agreement will bear interest, at the election of the Borrower, at either (i) a fixed rate of 1.3% per annum plus the applicable CIRR (2.13%), or (ii) 2.8% per annum plus the LIBOR rate for the applicable interest period. The Borrower is required to pay to the lenders various fees under the Loan Agreement, including a commitment fee of 1.1% per annum on the undrawn loan amount.

Borrowings under the Loan Agreement will be used to finance 80% of the ship building contract entered into by the Company with Italy's Fincantieri shipyard, as reported on the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2013 and to finance the export credit premium. The loan will be secured by the ship, its related earnings and insurances, as well as an equity pledge of the Borrower. The twelve year fully amortizing loan requires semi-annual principal and interest payments commencing six months following the draw-down date.

Some of the lenders under the Loan Agreement and their affiliates have various relationships with the Company involving the provision of financial services and loan arrangements for which they receive customary fees and commissions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 5, 2013

SEVEN SEAS CRUISES S. DE R.L.

/s/ JASON M. MONTAGUE
Jason M. Montague, Executive Vice President and
Chief Financial Officer